As filed with the Securities and Exchange Commission on May 7, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST AMERICAN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-1911571 (I.R.S. Employer Identification No.)

First American Financial Corporation

1 First American Way

Santa Ana, California 92707

(714) 250 - 3000

(Address of Principal Executive Offices, Zip Code)

First American Financial Corporation 2020 Incentive Compensation Plan
(Full title of the plan)

Greg L. Smith

Vice President, Deputy General Counsel and Secretary

First American Financial Corporation

1 First American Way

Santa Ana, California 92707

(714) 250 - 3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sean Feller, Esq.

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

(310) 552-8500

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share	4,300,000	$44.23(3)	$190,189,000(3)	$24,686.53(3)
(1)

In addition to the number of shares of Common Stock of the registrant set forth in the above table, this Registration Statement on Form S-8 covers an indeterminate number of options and other rights to acquire shares of Common Stock, to be granted pursuant to the employee benefit plans listed above.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Common Stock reported on the New York Stock Exchange on May 4, 2020.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Certain Documents by Reference.

The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 18, 2020;
(b)	the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2020, filed on April 29, 2020;
(c)	the Current Report on Form 8-K filed with the SEC on May 6, 2020; and
(d)

the Description of the Registrant’s Securities filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 18, 2020, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

 Not applicable.

Item 5.Interests of Named Experts and Counsel.

 Not applicable.

Item 6.Indemnification of Directors and Officers.

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.  The Company’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty as a director.

The Company’s bylaws provide that the Company shall indemnify any of its directors or officers who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company.  The Company’s bylaws also provide for the advancement to directors and officers of expenses incurred in defending any proceeding in advance of its final disposition.  The Company is authorized to carry insurance protecting the Company and any director, officer, employee or agent of the Company or another corporation or organization against any expense, liability or loss, whether or not the Company would have the power to indemnify the person.

The provisions of the Company’s certificate of incorporation and bylaws that limit liability and provide for indemnification and advancement of expenses may discourage stockholders from bringing a lawsuit against directors for breach of fiduciary duty.  These provisions also may reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders.  In addition, the Company’s common stock may be adversely affected to the extent the Company pays the costs of settlement and damage awards pursuant to these indemnification provisions.

The bylaws also provide that the rights to indemnification and to the advancement of expenses provided for in the bylaws shall not be exclusive of any other right which any person may have or acquire and that any repeal or modification of the bylaws’ indemnification provisions shall be prospective only and shall not adversely affect the rights of any director or officer in effect at the time of any act or omission occurring prior to such repeal or modification.

In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the certificate of incorporation or the bylaws.

Item 7.Exemption from Registration Claimed.

 Not applicable.

Item 8.Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of First American Financial Corporation (incorporated by reference herein from Exhibit 3.1 to the Current Report on Form 8-K filed on June 1, 2010).
4.2

Bylaws of First American Financial Corporation, amended and restated effective as of August 16, 2017 (incorporated by reference herein from Exhibit 3.1 to the Current Report on Form 8-K filed on August 22, 2017).

5.1	Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages hereof).
99.1	First American Financial Corporation 2020 Incentive Compensation Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement as filed with the Commission on March 31, 2020).

Item 9.Undertakings.

1.The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on May 7, 2020.

FIRST AMERICAN FINANCIAL CORPORATION

(Registrant)

By:    /s/ Dennis J. Gilmore
Dennis J. Gilmore
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis J. Gilmore and Kenneth D. DeGiorgio, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, in connection with the Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to the Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DENNIS J. GILMORE Dennis J. Gilmore	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2020

/S/ Mark E. Seaton Mark E. Seaton	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 5, 2020

/S/ Matthew F. Wajner Matthew F. Wajner	Chief Accounting Officer (Principal Accounting Officer)	May 5, 2020

/S/ PARKER S. KENNEDY Parker S. Kennedy	Chairman of the Board of Directors	May 5, 2020

/S/ JAMES L. DOTI James L. Doti	Director	May 5, 2020

/S/ REGINALD H. GILYARD Reginald H. Gilyard	Director	May 5, 2020

/S/ MARGARET M. MCCARTHY Margaret M. McCarthy	Director	May 5, 2020

Signature	Title	Date
/S/ MICHAEL D. MCKEE Michael D. McKee	Director	May 5, 2020

/S/ THOMAS V. MCKERNAN Thomas V. McKernan	Director	May 5, 2020

/S/ Mark C. Oman Mark C. Oman	Director	May 5, 2020

/S/ MARTHA B. WYRSCH Martha B. Wyrsch	Director	May 5, 2020